Filed Pursuant to Rule 433

Registration Statement No. 333-184765

November 12, 2014

PRICING TERM SHEET

Issuer:	Phillips 66

Guarantor:	Phillips 66 Company

Ratings*:	A3 (Moody’s); BBB+ (S&P)

Issue of Securities:	4.650% Senior Notes due 2034

Principal Amount:	$1,000,000,000

Coupon:	4.650%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2015

Maturity Date:	November 15, 2034

Treasury Benchmark:	3.375% due May 15, 2044

U.S. Treasury Yield:	3.098%

Spread to Treasury:	+165 bps

Re-offer Yield:	4.748%

Initial Price to Public:	98.744%

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date. On or after May 15, 2034 (the date that is six months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

Make-Whole Premium:	25 bps

Settlement Date:	November 17, 2014

CUSIP/ISIN:	718546 AK0 / US718546AK04

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

Mitsubishi UFJ Securities (USA), Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

RBS Securities Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

RBC Capital Markets, LLC

Co-Managers:	Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or RBS Securities Inc. toll-free at 1-866-884-2071.

Issuer:	Phillips 66

Guarantor:	Phillips 66 Company

Ratings*:	A3 (Moody’s); BBB+ (S&P)

Issue of Securities:	4.875% Senior Notes due 2044

Principal Amount:	$1,500,000,000

Coupon:	4.875%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2015

Maturity Date:	November 15, 2044

Treasury Benchmark:	3.375% due May 15, 2044

U.S. Treasury Yield:	3.098%

Spread to Treasury:	+190 bps

Re-offer Yield:	4.998%

Initial Price to Public:	98.099%

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date. On or after May 15, 2044 (the date that is six months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

Make-Whole Premium:	30 bps

Settlement Date:	November 17, 2014

CUSIP/ISIN:	718546 AL8/ US718546AL86

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

Mitsubishi UFJ Securities (USA), Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

RBS Securities Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

RBC Capital Markets, LLC

Co-Managers:	Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or RBS Securities Inc. toll-free at 1-866-884-2071.